EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS 2020

DILUTED EARNINGS OF $5.09 PER SHARE AND

DECLARES DIVIDEND OF 71¢ PER SHARE

SOUTHPORT, CONNECTICUT, February 17, 2021--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for 2020 the Company reported net sales of $568.9 million and diluted earnings of $5.09 per share, compared with net sales of $410.5 million and diluted earnings of $1.82 per share in 2019.

For the fourth quarter of 2020, net sales were $169.3 million and diluted earnings were $1.78 per share. For the corresponding period in 2019, net sales were $105.1 million and diluted earnings were 46¢ per share.

The Company also announced today that its Board of Directors declared a dividend of 71¢ per share for the fourth quarter for stockholders of record as of March 12, 2021, payable on March 26, 2021. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy reflected on the strong financial results for the year, “Our tremendous sales growth and profitability in 2020 was driven by the historic surge in consumer demand that began late in the first quarter and continued throughout the year. But that is only part of the story. Our ability to capitalize on this opportunity was only possible through the efforts of our remarkable workforce of 1,800 dedicated employees. I would be remiss if I did not mention the extraordinary work of our COVID-19 Task Force and our leadership teams at all of our facilities. They have risen to the daily challenges posed by the pandemic and have worked tirelessly, keeping our folks healthy and our facilities sanitized. I could not be prouder of everyone’s performance. It truly was a team effort.”

Mr. Killoy commented on 2021, “I am excited as we head into 2021. Our workforce has been strengthened by 250 folks since the middle of 2020, which drove a 30% increase in production during the latter half of the year. We look forward to launching new products that are sure to create excitement among shooters and we are hard at work getting the Marlin manufacturing cells established and look forward to broadening our catalog of rugged, reliable, and exciting products with the addition of Marlin lever action rifles in late 2021. And as a result of the unprecedented demand in 2020, inventories remain depleted throughout the channel, so inventory replenishment provides further opportunity.”

Mr. Killoy made the following observations related to the Company’s 2020 performance:

•	In 2020, sales increased 39% from 2019 and the estimated unit sell-through of the Company’s products from the independent distributors to retailers increased 44% from 2019. For the same period, the National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation) increased 60%. These substantial increases are attributable to increased consumer demand for firearms in 2020, and have likely been constrained due to limited available inventory in the distribution channel.

•	Sales of new products, including the Wrangler revolver, the Ruger-57 pistol, the LCP II in .22 LR pistol, the PC Charger, and the AR-556 pistol, represented $111 million or 22% of firearm sales in 2020. New product sales include only major new products that were introduced in the past two years.

•	In 2020, the Company’s finished goods inventory decreased 58,600 units and distributor inventories of the Company’s products decreased 231,200 units. In the aggregate, total Company and distributor inventories decreased 86% in 2020.

•	Cash provided by operations during 2020 was $143.8 million. At December 31, 2020, our cash and short-term investments totaled $141.2 million. Our current ratio is 2.9 to 1 and we have no debt.

•	In 2020, capital expenditures totaled $24.2 million. In addition, the Company acquired substantially all of the Marlin Firearms assets for $28.3 million in November 2020. We expect our 2021 capital expenditures to total approximately $20 million, most of which relate to new product introductions. Our ability to shift manufacturing equipment between cells, and between facilities, improves overall utilization and allows for reduced capital investment.

•	In 2020, the Company returned $113.9 million to its shareholders through the payment of dividends, reflecting the customary quarterly dividends and a special dividend of $5.00 per share that was paid in August.

•	At December 31, 2020, stockholders’ equity was $264.7 million, which equates to a book value of $15.13 per share, of which $8.07 per share was cash and short-term investments.

Today, the Company filed its Annual Report on Form 10-K for 2020. The financial statements included in this Annual Report on Form 10-K are attached to this press release.

Tomorrow, Thursday, February 18, 2021, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the 2020 operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 7579785.

The Annual Report on Form 10-K for 2020 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Annual Report on Form 10-K to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines. For more than 70 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

December 31,	2020	2019

Assets

Current Assets
Cash and cash equivalents	$20,147	$35,420
Short-term investments	121,007	129,488
Trade receivables, net	57,876	52,640

Gross inventories	80,487	79,011
Less LIFO reserve	(48,016)	(47,137)
Less excess and obsolescence reserve	(3,394)	(3,573)
Net inventories	29,077	28,301

Prepaid expenses and other current assets	6,266	3,467
Total Current Assets	234,373	249,316

Property, Plant, and Equipment	393,843	372,482
Less allowances for depreciation	(323,110)	(298,568)
Net property, plant and equipment	70,733	73,914

Deferred income taxes	1,530	5,393
Other assets	41,622	20,338
Total Assets	$348,258	$348,961

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets (Continued)

(Dollars in thousands, except per share data)

December 31,	2020	2019

Liabilities and Stockholders’ Equity

Current Liabilities

Trade accounts payable and accrued expenses	$37,078	$29,771
Contract liabilities with customers	84	9,623
Product liability	1,052	735
Employee compensation and benefits	37,275	14,273
Workers’ compensation	6,272	5,619
Income taxes payable	—	1,223
Total Current Liabilities	81,761	61,244

Lease liability	1,724	2,176
Product liability accrual	74	83

Contingent liabilities	—	—

Stockholders’ Equity
Common stock, non-voting, par value $1: Authorized shares – 50,000; none issued
Common stock, par value $1: Authorized shares – 40,000,000 2020 – 24,205,749 issued, 17,495,851 outstanding 2019 – 24,160,424 issued, 17,450,526 outstanding	24,206	24,160
Additional paid-in capital	43,468	38,683
Retained earnings	342,615	368,205
Less: Treasury stock – at cost 2020 – 6,709,898 shares 2019 – 6,709,898 shares	(145,590)	(145,590)
Total Stockholders’ Equity	264,699	285,458
Total Liabilities and Stockholders’ Equity	$348,258	$348,961

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Income and Comprehensive Income

(In thousands, except per share data)

Year ended December 31,	2020	2019	2018

Net firearms sales	$565,863	$406,326	$490,607
Net castings sales	3,005	4,180	5,028
Total net sales	568,868	410,506	495,635

Cost of products sold	377,427	310,958	361,277

Gross profit	191,441	99,548	134,358

Operating Expenses:
Selling	33,332	29,775	35,111
General and administrative	39,013	30,344	32,248
Other operating expense (income), net	(52)	54	(10)
Total operating expenses	72,293	60,173	67,349

Operating income	119,148	39,375	67,009

Other income:
Royalty income	814	698	804
Interest income	1,126	2,594	211
Interest expense	(191)	(192)	(330)
Other income, net	84	552	1,020
Total other income, net	1,833	3,652	1,705

Income before income taxes	120,981	43,027	68,714

Income taxes	30,583	10,736	17,781

Net income and comprehensive income	$90,398	$32,291	$50,933

Basic Earnings Per Share	$5.17	$1.85	$2.92

Diluted Earnings Per Share	$5.09	$1.82	$2.88

Cash Dividends Per Share	$6.51	$0.82	$1.10

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Cash Flows

(In thousands)

Year ended December 31,	2020	2019	2018

Operating Activities
Net income	$90,398	$32,291	$50,933
Adjustments to reconcile net income to cash provided by operating activities, net of effects of acquisition:
Depreciation and amortization	27,576	29,331	31,972
Stock-based compensation	6,128	6,330	5,809
Excess and obsolescence inventory reserve	—	1,046	(185)
(Gain) loss on sale of assets	(52)	54	(10)
Deferred income taxes	3,863	(2,424)	(4,371)
Changes in operating assets and liabilities:
Trade receivables	(5,236)	(7,609)	15,051
Inventories	10,624	2,073	8,479
Trade accounts payable and accrued expenses	7,954	(3,646)	939
Contract liability to customers	(9,539)	2,146	5,250
Employee compensation and benefits	20,910	(6,646)	6,009
Product liability	308	(354)	353
Prepaid expenses, other assets and other liabilities	(7,905)	(888)	(3,757)
Income taxes payable	(1,223)	(2,117)	3,340
Cash provided by operating activities	143,806	49,587	119,812

Investing Activities
Property, plant, and equipment additions	(24,229)	(20,296)	(10,541)
Purchase of Marlin assets	(28,316)	—	—
Purchases of short-term investments	(369,439)	(282,738)	(114,259)
Proceeds from maturity of short-term investments	377,920	267,576	—
Net proceeds from sale of assets	178	14	10
Cash used for investing activities	(43,886)	(35,444)	(124,790)

Financing Activities
Dividends paid	(113,896)	(14,319)	(19,201)
Repurchase of common stock	—	(1,995)	—
Payment of employee withholding tax related to share-based compensation	(1,297)	(901)	(816)
Cash used for financing activities	(115,193)	(17,215)	(20,017)

Decrease in cash and cash equivalents	(15,273)	(3,072)	(24,995)
Cash and cash equivalents at beginning of year	35,420	38,492	63,487
Cash and cash equivalents at end of year	$20,147	$35,420	$38,492

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP measure may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate its financial performance.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

Year ended December 31,	2020	2019

Net income	$90,398	$32,291

Income tax expense	30,583	10,736
Depreciation and amortization expense	27,576	29,331
Interest expense	191	192
Interest income	(1,126)	(2,594)
EBITDA	$147,622	$69,956

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company’s EBITDA calculation also excludes any one-time non-cash, non-operating expense.